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(COEUR D'ALENE MINES LETTERHEAD)                                  EXHIBIT 99.1

                    COEUR COMPLETES $10 MILLION COMMON STOCK
                                    FINANCING

Coeur d'Alene, Idaho - May 23, 2003 - Coeur d'Alene Mines Corporation (NYSE:CDE) announced today that it issued 8,130,081 shares of its common stock to an institutional investor for aggregate proceeds of $10 million, or $1.23 per share. The Company also granted the investor an option, exercisable within 30 days, to purchase an additional 1,219,512 shares of common stock at $1.23 per share. The Company offered and issued the shares to the investor under the Company's shelf registration statement.

The funds will be used for general corporate purposes and working capital needs, which may include the repayment of debt such as the Company's 13 3/8% senior convertible notes due December 2003 or the 6 3/8% convertible subordinated debentures due January 2004.

Coeur d'Alene Mines Corporation is the world's largest primary silver producer, as well as a significant, low-cost producer of gold. The Company has mining interests in Nevada, Idaho, Alaska, Argentina, Chile and Bolivia.

CAUTIONARY STATEMENT

This document contains numerous forward-looking statements relating to the Company's silver and gold mining business. The United States Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. Operating, exploration and financial data, and other statements in this document are based on information the company believes reasonable, but involve significant uncertainties as to future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, changes that could result from the Company's future acquisition of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, and risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries. Actual results and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Tony Ebersole, Investor Relations
         Coeur d'Alene Mines Corporation
         208-665-0335